Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
September 8, 2025	Marisa Monte, Hines
718-702-4470
Marisa.Monte@hines.com

HINES COMPLETES $246.5 MILLION DST OFFERING
Offering underscores Hines' steadfast commitment to the Living sector, with a particular focus on multifamily properties.

(HOUSTON) – Hines, the global real estate investment manager, today announced that Hines Private Wealth Solutions LLC has successfully completed HREX 6 DST, a $246.5 million Delaware Statutory Trust (“DST”).

The DST includes two Class A multifamily properties, E2 Apartments and The Alloy, both of which are adjacent to a major university and within a 10-minute walk to campus. E2 Apartments, a 304,041 square-foot property with 352 units, is immediately accessible to Northwestern University. The Alloy, a 230,362-square-foot property with 275 units, is located next to the University of Maryland.

The assets were sourced by Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”), which has a $5.15B portfolio as of July 31, 2025, and is diversified by geography and property type with a focus on dynamic sectors and markets.

“We have high conviction in the living sector—especially multifamily properties adjacent to major universities—where strong student demand and constrained supply underpin stable performance,” said Alfonso Munk, Co-Head of Investment Management at Hines. “We’re pleased to have been able to help investors achieve their 1031 goals with this offering.”

HREX 6 DST allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. It presented a solution to aid in the deferment of capital gains and other taxes while providing the opportunity to own two Class A multifamily properties.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. We own and operate $91.8 billion¹ of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 4,600 employees in 30 countries draw on our 68-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2025.

No Offer of Securities

This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. No one can invest directly in the Hines Real Estate Exchange platform.